EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-236768 and 333-230611) and Form S-8 (No. 333-198233) of Westlake Chemical Partners LP of our report dated March 2, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 2, 2022